Exhibit 10.2

Confirmation of Forward Stock Sale Transaction

October 13, 2004

ML Ref:[            ]

To:	The Pantry, Inc.
P.O. Box 1410
1801 Douglas Drive
Sanford, NC 27330

From:	Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
England

From:	Merrill Lynch Pierce Fenner & Smith Incorporated,
Solely as Agent
tel: (212) 449-3149
fax: (212) 449-2697

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form with a Schedule thereto having the elections and variables set forth in Part 5 of this Confirmation. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Merrill Lynch International.

Party B:	The Pantry, Inc.

Trade Date:	October 13, 2004

Effective Date:	October 19, 2004

Base Amount:	1,500,000 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	October 19, 2005 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day); subject to extension if a Settlement Date on such date is deferred as provided below in clauses (ii) or (iii) of the proviso to the definition of Settlement Date; provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for such day.

Initial Forward Price:	USD $21.8694 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 360.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears on any day on such page, the rate for the immediately preceding day on which a rate appears shall be used for such day.

Spread:	1.00%

Shares:	Common Stock, $0.01 par value per share, of The Pantry, Inc. (the “Issuer”) (Exchange identifier: “PTRY”).

Exchange:	NASDAQ.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:	Merrill Lynch International.

Determining Party:	Merrill Lynch International.

Settlement Terms:

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by Party B in a written notice (a “Settlement Notice”) which satisfies the Settlement Notice Requirements and which (a) if related to any Cash Settlement or Net Stock Settlement, is delivered to Party A at least 5 Scheduled Trading Days prior to such Settlement Date (the period from the giving of any such notice to the Settlement Date being the “Cash/Net Stock Notice Period”) and (b) if related to Physical Settlement may be delivered at any time and settlement will be completed as promptly as practicable thereafter; provided that (i) subject to clauses (ii) and (iii) below, the Maturity Date shall be a Settlement Date if on such date the Base
Amount is greater than zero; (ii) if Cash Settlement or Net Stock Settlement applies, any Settlement
Date, including a Settlement Date on the scheduled Maturity Date, shall be deferred until the date on which Party A is able to completely unwind its hedge if Party A is unable to completely unwind its hedge during the Unwind Period due to (A) the restrictions of Rule 10b-18 under the Exchange Act, (B)
the existence of any Suspension Day or Disrupted Day, or (C) if Party A is otherwise unable to unwind its hedge during the Unwind Period, (iii) if the conditions requiring designation of an Additional
Settlement Date have been satisfied as set forth in “Limit on Beneficial Ownership” in Section 4 of this
Confirmation, settlement will take place on the Partial Settlement Date and the related Additional
Settlement Date and (iv) no more than three Settlement Dates other than the Maturity Date and the
Additional Settlement Dates may be designated by Party B; provided further that if Party A shall fully unwind its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any
Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; provided further that if any Settlement Date specified above is not an Scheduled Trading Day, the Settlement Date shall instead be the next Scheduled Trading Day.

Settlement Shares:	With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice; provided that, on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date; provided further that if a Settlement Date has been specified for a number of Shares equal to the Base Amount on or prior to the

Maturity Date and such Settlement Date has been deferred as described above until a date later than the Maturity Date, the number of Settlement Shares on the Maturity Date shall be zero.

Settlement:	Physical, Cash, or Net Stock, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is selected, (ii) if a Suspension Day exists during the Cash/Net Stock Notice Period, but only to the extent that Party A has been unable as a result thereof to purchase Shares in an amount equal to the Settlement Shares prior to the Settlement Date and has provided notice to such an effect to Party B or (iii) if an Acceleration Event set forth in paragraphs (a) through (c) of the definition thereof has occurred (except to the extent Net Stock Settlement applies as set forth in “Termination Settlement” in Section 3 of this Confirmation). Notwithstanding the foregoing, if an Acceleration Event set forth in paragraphs (d) through (f) of the definition thereof has occurred, Cash Settlement shall not apply.

Settlement Notice Requirements:	Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B will not be effective to establish a Settlement Date unless Party B represents in such Settlement Notice that it has complied with the agreement set forth in clause (c) under “Additional Representations, Warranties and Agreements of Party B” in Section 3 of this Confirmation.

Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Stock Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Stock Settlement (as applicable) unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “as of the date of this Settlement Notice, The Pantry, Inc. is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:	The period from and including the first Scheduled Trading Day following the date Party B elects Cash Settlement or Net Stock Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date (as such date may be changed by Party A as described in the second proviso to the definition of Settlement Date above); provided that if an Acceleration Event occurs during an Unwind Period, the Acceleration Event provisions shall apply with respect to the number of Settlement Shares to be subject to Termination Settlement following such Acceleration Event, and if after application of the Acceleration Event provisions there are no more Settlement Shares with respect to such Unwind Period for which Party A has not yet unwound its hedge, such Unwind Period shall terminate and the Settlement Date for the number of Shares as to which Party A has unwound its hedge shall occur on the applicable Termination Settlement Date.

Unwind Daily Share Amount:	On each Scheduled Trading Day during the Unwind Period, other than a Suspension Day or a Disrupted Day, Party A will, in accordance with the principles of best execution, purchase a number of Shares equal to the lesser of (i) 100% of the applicable volume limitation of Rule 10b-18 for the Shares on such Scheduled Trading Day, without reference to any block purchases, (ii) 25% of the average daily trading volume for the Shares on the Exchange on such Scheduled Trading Day, or (iii) the number of Shares necessary to complete the purchases required to calculate the Cash Settlement Amount or the Net Stock Settlement Shares, as the case may be.

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A a number of Shares equal to the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of the Forward Price on such Settlement Date and the number of Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:	An amount determined by the Calculation Agent equal to: (i)(A) the Forward Price as of the first day of the applicable Unwind Period minus (B) the weighted average price at which Party A is able to purchase Shares during the Unwind Period to unwind its hedge in compliance with Rule 10b-18 under the Exchange Act as if it applied to Party A during the Unwind Period multiplied by (ii) the Settlement Shares.

Net Stock Settlement:	On any Settlement Date in respect of which Net Stock Settlement applies, if the number of Net Stock Settlement Shares is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Stock Settlement Shares, and (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the Net Stock Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Stock Settlement Shares to Party B.

Party A may elect to deliver a portion of such Net Stock Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Stock Settlement Shares:	For any Settlement Date for which Net Stock Settlement applies, a number of Shares equal to the quotient of (a)(i) the Cash Settlement Amount for such Settlement Date, minus (ii) if Party B elects to pay the Net Stock Settlement Fee in Shares, the Net Stock Settlement Fee for such Settlement Date; divided by (b) the weighted average price at which Party A is able to purchase Shares during the Unwind Period to unwind its hedge in compliance with Rule 10b-18 under the Exchange Act as if it applied to Party A during the Unwind Period.

Net Stock Settlement Fee:	For any Settlement Date in respect of which Party B has elected Net Stock Settlement, Party B shall pay to Party A on such Settlement Date a fee of $0.02 multiplied by the number of Settlement Shares, payable in cash or Shares at the option of Party B.

Settlement Currency:	USD.

Failure to Deliver:	Applicable.

Suspension of Cash or Net Stock Settlement:
Suspension Day:	Any day on which Party A determines based on the advice of counsel that Cash or Net Stock Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel. Notwithstanding any provision in this Agreement to the contrary, Physical Settlement shall apply if a Suspension Day exists during the Cash/Net Stock Notice Period, but only to the extent that Party A has been unable as a result thereof to purchase Shares in the amount equal to the Settlement Shares prior to the Settlement Date and has provided notice to such effect to Party B.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Cancellation and Payment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Cancellation and Payment.

Determination of the Settlement Method following an occurrence of a Merger Event is subject to “Share Settlement upon Certain Events” in Section 4 of this Confirmation. The parties hereto acknowledge that it would be commercially reasonable for Merrill Lynch, as Determining Party, to take into account the considerations set forth in Section 12.8(e) in the 2002 Definitions.

Settlement Following other Extraordinary Events:

As provided hereinafter under “Termination Settlement”, for purposes of the Extraordinary Events constituting Acceleration Events set forth in paragraph (f) of the definition thereof, Party B shall elect whether payment of the Settlement Amount is to be effected by Physical Settlement or Net Stock Settlement within one Scheduled Trading Day of the designation of the related Settlement Date; provided, that if Party B fails to do so, Physical Settlement shall apply.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Purchase Agreement dated the date hereof among Party B, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Selling Stockholders named therein and the other underwriters named therein (the “Purchase Agreement”) and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Purchase Agreement on or prior to the Effective Date, (iii) the satisfaction of all of the conditions set forth in Section 5 of the Purchase Agreement, and (iv) the condition that none of the following has occurred: (A) Party A is unable to borrow and deliver for sale a number of Shares equal to the Base Amount or (B) Party A would incur a stock loan cost of more than 50 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for this Transaction shall be the number of Shares Party A is required to deliver in accordance with Section 2(a)(ii) of the Purchase Agreement); provided that if the circumstances set forth in clause (B) above occur, Party B may, within three Scheduled Trading Days, refer Party A to a lending party reasonably acceptable to Party A that will lend Party A Shares at a stock loan cost of no more than 50 basis points per annum (a “Referral Lending Party”) in order to satisfy the conditions to effectiveness.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)	Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)	Prior to any Settlement Date, the Settlement Shares with respect to that Settlement Date shall have been approved for listing or quotation on the Exchange, subject to official notice of issuance, and such Settlement Shares shall have been registered under the Securities Act.

(d)	The execution, delivery and performance by Party B of this Confirmation (including, without limitation, the issuance and delivery of Shares on any Settlement Date) and compliance by Party B with its obligations hereunder has been duly authorized by all necessary corporate action and does not and will not result in any violation of the provisions of the charter or by-laws of Party B or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Party B or any subsidiary or any of their assets, properties or operations.

(e)	No filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(f)	Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 9.5% of the number of then-outstanding Shares.

(g)	Party B agrees not to declare any distribution, issue or dividend consisting of cash to existing holders of the Shares with a record date on or prior to the final Settlement Date under this Confirmation.

(h)	Party B is not insolvent, nor will Party B be rendered insolvent as a result of this Transaction.

(i)	Neither Party B nor any of its officers or directors shall take, and Party B shall not cause any of its affiliates to take, any action that would cause any purchases of Shares by Party A in connection with any Cash Settlement or Net Stock Settlement of this Transaction not to comply with Rule 10b-18 under the Exchange Act.

(j)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act) during any Unwind Period.

(k)	Party B is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(l)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Stock Settlement if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

Covenant of Party B:

The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A to hedge Party A’s exposure under the Transaction. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)	Party A shall use any Settlement Shares delivered by Party B to Party A to return to securities lenders to close out borrowings created by Party A in connection with its hedging activities related to exposure under this Transaction.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Stock Settlement of this Transaction, Party A shall use its best efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

(c)	Party A shall use its reasonable efforts to maintain its hedge of its exposure to the Transaction by borrowing sufficient Shares from lenders at a stock loan cost not to exceed 50 basis points per annum.

Acceleration Events: An Acceleration Event shall occur if:

(a)	Stock Borrow Events. Notwithstanding any other provision hereof, if in its judgment Party A is unable to hedge Party A’s exposure to the Transaction (a “Stock Borrow Event”) because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) it would incur a stock loan cost of more than 50 basis points per annum, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for which Physical Settlement shall apply on at least two Scheduled Trading Days’ notice, and to select the number of Settlement Shares for such Settlement Date; provided that (x) prior to the designation of a Stock Borrow Event under this Paragraph (a), Party B may, within three Scheduled Trading Days, refer

Party A to a Referral Lending Party and (y) the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability to borrow exists; or

(b)	Share Price Reduction. Notwithstanding any other provision hereof, if the average of the closing bid and offer prices or, if available, the closing sale price per Share on the Exchange for the regular trading session on any Scheduled Trading Day occurring after the Trade Date is less than or equal to $7.00, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for which Physical Settlement shall apply on at least ten Scheduled Trading Days’ notice, and to select the number of Settlement Shares for such Settlement Date; or

(c)	Dividends and Other Distributions. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) cash or (ii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration), which distribution, issue or dividend has an ex-dividend date prior to the Maturity Date, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for which Physical Settlement shall apply on at least three Scheduled Trading Day’s notice, and to select the number of Shares for such Settlement Date.

(d)	ISDA Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if either Party A or Party B has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, such party shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice. Upon the designation of such Settlement Date, Party B shall notify Party A within one Scheduled Trading Day whether Physical Settlement or Net Stock Settlement applies; provided, that if Party B fails to do so, Physical Settlement shall apply; or

(e)	Board Approval of Merger. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date the board of directors of Party B votes to approve any action that, if consummated, would constitute a Merger Event (as defined in the 2002 Definitions), Party B shall notify Party A of any such vote within one Scheduled Trading Day. Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice. Upon the designation of such Settlement Date, Party B shall notify Party A within one

Scheduled Trading Day whether Physical Settlement or Net Stock Settlement applies; provided, that if Party B fails to do so, Physical Settlement shall apply; or

(f)	Other ISDA Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if a Nationalization, Insolvency, Insolvency Filing, Delisting or Change in Law occurs, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice and Party A shall be the Determining Party. Upon the designation of such Settlement Date, Party B shall notify Party A of the settlement method within one Scheduled Trading Day whether Physical Settlement or Net Stock Settlement applies; provided, that if Party B fails to do so, Physical Settlement shall apply.

Termination Settlement:

If a Settlement Date is specified following an Acceleration Event (a “Termination Settlement Date”), Physical Settlement or Net Stock Settlement shall apply with respect to such Termination Settlement Date as set forth above; provided, that if, Physical Settlement with respect to any Termination Settlement Date would result in Merrill Lynch & Co., Inc. (“ML & Co.”), directly or indirectly beneficially owning (as such term is delivered for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.5% of the Outstanding Shares, then, at the option of Party B, either (i) Net Stock Settlement shall apply with respect to such Termination Settlement Date to the extent (but only to the extent) necessary to maintain such ownership of Shares by ML & Co. at 9.5% of the Outstanding Shares, and Physical Settlement shall apply to the remainder of the Settlement Shares with respect to such Termination Settlement Date, or (ii) Physical Settlement shall apply, subject to the provisions of “Limit on Beneficial Ownership” below.

Rule 10b5-1:

It is the intent of Party A and Party B that the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that, except as otherwise provided herein, (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any material non-public information (within the meaning of any applicable securities laws) to any ML Personnel (as defined below). For purposes of this Transaction, “ML Personnel” means any marketers, traders or other front office employees engaged in Corporate Equity Derivatives of Party A or any of its Affiliates.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement or Net Stock Settlement, more than the Base Amount of Shares to Party A.

Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A or any entity organized or sponsored by Party A without the prior written consent of Party B; provided, however, that such assignee’s obligations shall be guaranteed by ML & Co. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Party A to purchase or receive any Shares from Party B, Party A may designate any of its affiliates to purchase or receive such Shares or otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations, and Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Guarantee of Party A:

ML & Co. shall guarantee all obligations of Party A under this Confirmation and shall execute a Guarantee in favor of Party B substantially in the form of Annex B hereto.

Matters Relating to Agent:

(a)	As a broker-dealer registered with the U.S. Securities and Exchange Commission, MLPFS in its capacity as Agent, will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and (iii) maintaining books and records relating to the Transaction.

(b)	MLPFS shall act as “agent” for Party A and Party B within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the Transaction.

(c)	The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder.

(d)	Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of the Transaction.

(e)	The Agent will be Party A’s agent for service of process for the purpose of Section 13(c) of the Agreement.

Indemnity

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject under, in connection with, relating to, or arising out of, this Agreement or Transaction with respect to any applicable securities laws or Delaware corporate law and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from Party A’s gross negligence, fraud, bad faith and/or willful misconduct.

Miscellaneous

Non-Reliance:	Applicable

Additional Acknowledgements:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

Share Settlement upon Certain Events:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if at any time (i) an Early Termination Date occurs and Party B would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, or (ii) a Merger Event occurs and Party B would be required to make a payment pursuant to Sections 12.2 and 12.7 of the 2002 Definitions, then in lieu of any such payment, Party B at its election, may deliver to Party A, at the time such payment would have been due and in the manner provided under “Physical Settlement” in the 2002 Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent (which fair market value shall take into account whether the Shares so delivered are freely tradeable). Upon Party B’s election to deliver Shares, the Transaction will not be considered for purposes of determining an Early Termination Amount under Section 6(e) of the Agreement.

Agreement Regarding Set-off:

The last sentence of the first paragraph of Section 6(e) of the Agreement shall not apply with respect to the Transaction to the extent that any of the events described in Section 5(a)(vii) of the Agreement occurs with respect to Party B.

Bankruptcy Rights:

In the event of Party B’s bankruptcy, Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to this Transaction that are senior to the claims of common stockholders. For the avoidance of doubt, the parties acknowledge and agree that Party A’s rights with respect to any other claim arising from this Transaction prior to Party B’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in ML & Co. directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.5% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in ML & Co. directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares. If use of Physical Settlement on any Settlement Date (other than a Termination Settlement Date) would result in Party A receiving more than 9.5% of the outstanding Shares, then (1) the Physical Settlement on such Settlement Date (the “Partial Settlement Date”) shall be limited to that number of Shares which would result in Party A receiving no more than 9.5% of the outstanding shares of Common Stock and (2) the Settlement Date for the remaining Shares (the “Additional Settlement Date”) shall be that Scheduled Trading Day which is 70 calendar days after such Partial Settlement Date. An Additional Settlement Date may be later than the Maturity Date.

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

  Address for notices or communications to Party A:

Address:	c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Four World Financial Center
North Tower, 5th Floor
New York, NY 10080
Attention:	Equity-Linked Capital Markets Group
Telephone No.:	(212) 449-6763
Facsimile No.:	(212) 738-1069

  Address for notices or communications to Party B:

Address:	The Pantry, Inc.
P.O. Box 1410
1801 Douglas Drive
Sanford, NC 27330
Attention:	Corporate Secretary

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Documentation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

5.	ISDA Master Agreement

With respect to the Agreement, Party A and Party B each agree as follows:

Specified Entities:

(i) in relation to Party A, for the purposes of:

Section 5(a)(v):	not applicable
Section 5(a)(vi):	not applicable
Section 5(a)(vii):	not applicable
Section 5(b):	not applicable

and (ii) in relation to Party B, for purposes of:

Section 5(a)(v):	not applicable
Section 5(a)(vi):	not applicable
Section 5(a)(vii):	not applicable
Section 5(b):	not applicable

“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Party A and will not apply to Party B.

The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will not apply to Party A or will not apply to Party B.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Party A and will not apply to Party B.

“Termination Currency” means USD.

Additional Termination Event will not apply.

Tax Representations:

(I)	For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any Relevant Authority to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	Each party makes the following representations to the other party:

(i)	Party A represents that it is a corporation organized under the laws of England and Wales.

(ii)	Party B represents that it is a corporation incorporated under the laws of the State of Delaware.

Agreement to Deliver Documents: For the purpose of Section 4(a)(i) and 4(a)(ii) of the Agreement, each party agrees to deliver the following document, as applicable:

(I)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

(II)	Other Documents to be delivered:

Party Required to Deliver Document	Document Required to be Delivered	When Required	Covered by Section 3(d) Representation
Party A and Party B	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Party B	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Party A	Guarantee of its Credit Support Provider, substantially in the form of Exhibit A attached hereto	Upon or before execution and delivery of this Confirmation	Yes

(I)	Miscellaneous Addresses for Notices: For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Address:	Merrill Lynch International
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Four World Financial Center
North Tower, 5th Floor
New York, NY 10080
Attention:	Equity-Linked Capital Markets Group
Telephone No.:	(212) 449-6763
Facsimile No.:	(212) 738-1069

(For	all purposes)

Additionally, a copy of all notices pursuant to Sections 5, 6, and 7 as well as any changes to Party B’s address, telephone number or facsimile number should be sent to:

GMI Counsel

Merrill Lynch World Headquarters

4 World Financial Center

New York, New York 10080

Attention: Global Equity Derivatives

Facsimile No.: 212 449-6576 Telephone No.: 212 449-6309

Address for notices or communications to Party B for all purposes:

The Pantry, Inc.

P.O. Box 1410

1801 Douglas Drive

Sanford, NC 27330

Attention: Corporate Secretary

Process Agent: For the purpose of Section 13(c) of the Agreement, Party A appoints as its process agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

222 Broadway, 16th Floor

New York, NY 10038

Attention: Litigation Department

Party B does not appoint a Process Agent.

(II)	Credit Support Document:

Party A: Guarantee of ML & Co. in the form attached hereto as Exhibit A.

Party B: None

(III)	Credit Support Provider:

With respect to Party A: ML & Co. and with respect to Party B, Not Applicable.

(IV)	Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

(V)	Netting of Payments. “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement; provided, however, that with respect to this Agreement or any other ISDA Master Agreement between the parties, any Share delivery obligations on any day of Party B, on the one hand, and Party A, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded down to the nearest number of whole Shares, such that neither party shall be required to deliver any fractional Shares.

(VI)	Accuracy of Specified Information. Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

(VII)	Amendment of Section 3(a)(iii). Section 3(a)(iii) of the Agreement is modified to read as follows:

No Violation or Conflict. Such execution, delivery and performance do not materially violate or conflict with any law known by it to be applicable to it, any provision of its constitutional documents, any order or judgment of any court or agency of government applicable to it or any of its assets or any material contractual restriction relating to Specified Indebtedness binding on or affecting it or any of its assets.

(VIII)	Amendment of Section 3(a)(iv). Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof:

“To such party’s best knowledge,”

(IX)	Additional Representations will apply for the purpose of Section 3 of the Agreement. The following will constitute Additional Representations:

Party B Representations.

Party B is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Party A as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Party B is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepted, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

Party A is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

As of the date hereof, Party B is not insolvent.

Party A Representations.

FDICIA Representation. Party A represents that it is a “financial institution” for purposes of Section 402 of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (the “Statute”), and the regulations promulgated pursuant thereto because either (A) it is a broker or dealer, a depository institution or a futures commission merchant (as such terms are defined in the Statute) or (B) it will engage in financial contracts (as so defined) as a counterparty on both sides of one or more financial markets (as so defined) and either (I) had one or more financial contracts of a total gross dollar value of at least $1 billion in notional principal amount outstanding on any day during the previous 15-month period with counterparties that are not its affiliates or (II) had total gross mark-to-market positions of at least $100,000,000 (aggregated across counterparties) in one or more financial contracts on any day during the previous 15-month period with counterparties that are not its affiliates.

Acknowledgements:

(1) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(2) The parties hereto intend for:

(a)	this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code; and

(c)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”

Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

MERRILL LYNCH INTERNATIONAL

By:	/s/ Brian Carroll
Name:	Brian Carroll
Title:	Authorized Signatory

Confirmed as of the date first written above:

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Name:	Peter J. Sodini
Title:	President and Chief Executive Officer

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Angelina Lopes
Name:	Angelina Lopes
Title:	Authorized Signatory

Annex A

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to The Pantry, Inc. (the “Company”), the due and punctual payment of any and all amounts payable by Merrill Lynch International, a company organized under the laws of England and Wales (“ML”), under the terms of the Confirmation, dated October 13, 2004, between the Company and ML, (the “Agreement”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML & Co. covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Agreement. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Agreement, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Agreement entered into prior to the effectiveness of such notice of termination.

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2

This Guarantee becomes effective concurrent with the effectiveness of the Agreement, according to its terms.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO. INC.

By:	/s/ Patricia Kropiewnicki
Name:	Patricia Kropiewnicki
Title:	Designated Signatory

Dated:	October 13, 2004